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                                                                     EXHIBIT 4.1


                                 AMENDMENT NO. 1
                            TO THE TYLER CORPORATION
                                STOCK OPTION PLAN

                  (AMENDED AND RESTATED AS OF FEBRUARY 7, 1997)

         Pursuant to Section 17 of the Tyler Corporation Stock Option Plan, as amended and restated as of February 7, 1997 (the "Plan"), the Plan is hereby amended as follows:

         1. Section 5 of the Plan is hereby amended to read in its entirety as follows:

                  5. SHARES SUBJECT TO PLAN. The Committee may not grant options under the Plan, including to any individual employee, for more than 3,300,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. The Committee may grant options for a larger number of shares, but the terms of the options must be such that no more than the number of shares specified in the previous sentence may be issued on exercise of options granted under the Plan. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan.

         2. Section 8 of the Plan is hereby amended to read in its entirety as follows:

                  8. GRANTS OF OPTIONS. The Committee is authorized to grant Incentive Options and Nonqualified Options under the Plan. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee, but not inconsistent with the Plan, including provisions that may be necessary to assure that any option that is intended to be an Incentive Option will comply with Section 422 of the Internal Revenue Code of 1986, as amended. The Company shall execute stock option agreements upon instructions from the Committee. A stock option agreement may provide, if the Committee so determines, that upon the exercise of the option the Committee may elect to pay, in lieu of receipt from the optionholder of the exercise price and issuance of certificates for the shares of stock exercised, an amount equal to the excess of the fair market value per share on the date of exercise over the per share exercise price of the option, multiplied by the number of shares covered by the option or the portion thereof being exercised ("Stock Appreciation"). If such election is made, the Stock Appreciation shall be paid to the optionholder either in cash or in Common Stock, or in cash and Common Stock (based on the fair market value of such stock on the date of election by the optionholder), as the Committee shall determine. The option to purchase shares shall terminate with respect to the number



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         of shares for which the Stock Appreciation is paid. The Committee may grant options to key employees after the amendment of the Plan on October 8, 1997 (the "Amendment") and prior to stockholder approval of the Amendment. If for any reason the stockholders of the Company do not approve the Amendment at their 1998 annual meeting (or any adjournment thereof), all options granted to employees under the Plan, as amended by the Amendment, at a time when the aggregate number of shares subject to then outstanding options exceeded the aggregate number of shares then available for issuance pursuant to the Plan, will be terminated and of no effect and all other options granted to employees during such period shall remain outstanding and shall be governed by the Plan as it existed prior to the Amendment. No option that is so subject to termination may be exercised in whole or in part prior to such stockholder approval.

         3. Section 10 of the Plan is hereby amended to read in its entirety as follows:

                  10. OPTION PERIOD; VESTING. The Option Period will begin on the date the option is granted, which will be the date the Committee authorizes the option unless the Committee specifies a later date. No option may terminate later than ten years from the date the option is granted. The Committee may provide for the options to vest and become exercisable in installments and upon such other terms, conditions and restrictions as it may determine. The Committee may provide for earlier termination of the option and the Option Period in the case of termination of employment, dishonesty, or for any other reason.

         4. Section 14 of the Plan is hereby amended to read in its entirety as follows:

                  14. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price thereof, may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

                  If the Company shall be a party to any merger, consolidation or corporate reorganization, as the result of which the Company shall be the surviving corporation, the rights and duties of the participants and the Company shall not be affected in any manner. If (i) the Company shall agree to sell all or substantially all of its assets, (ii) the Company shall be a party to any merger, consolidation or corporate reorganization, as the result of which the Company would not be the surviving corporation, or (iii) pursuant to a tender or exchange offer for stock of the Company or in any other manner, any person or group within the meaning of the Securities Exchange Act of 1934, as amended, beneficially owns more than 50% of the outstanding Common Stock of the Company (the surviving corporation, purchaser, or tendering corporation being collectively referred to as the "Purchaser", and the transaction being collectively referred to as a "Change of Control"), then the

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         Company shall, at its election, either (a) reach an agreement with the
         Purchaser that the Purchaser will assume the obligations of the Company under the options, or (b) reach an agreement with the Purchaser that the Purchaser will convert the options into options of at least equal value as to stock of the Purchaser; and, if an agreement cannot be reached pursuant to clauses (a) and (b), then the options shall become fully vested and exercisable and the Company shall notify each participant, not later than twenty days prior to the effective date of such Change of Control (except that in the case of a clause (iii) Change of Control, notice shall be given as soon as practicable after the Change of Control), that his option has become fully vested and exercisable whether or not such option shall then be exercisable under the terms of his option agreement. If within the ten-day period following the date of notice by the Company a participant exercises any portion of his option and deposits with the Company the requisite cash to purchase in full and not in installments the Common Stock thereby issuable, the Company shall, prior to the effective date of the clause
         (i) or clause (ii) Change of Control, issue all Common Stock thus issuable, which shall be treated as issued stock for purposes of the Change of Control.

         IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the 8th day of October, 1997.

                                               TYLER CORPORATION



                                               By /s/ BRIAN K. MILLER
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